SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No.___1___)*


                                ImageX.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45244D 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 12 Pages
                            Exhibit Index on page 11


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 452 44D 102                                             13 G                  Page 2 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard V, L.P. ("Vanguard V")
                      Tax ID Number:    77-0411909
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        889,442 shares,  except that Vanguard V Venture Partners,  LLC ("VVVP"),
             BENEFICIALLY                     the  general  partner of Vanguard V, may be deemed to have sole power to
             OWNED BY EACH                    vote these shares,  and Gill, Myers and Higgerson,  the members of VVVP,
               REPORTING                      may be deemed to have shared power to vote these shares.
                PERSON               -------- ------------------------------------------------------------------------
                 WITH                6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              889,442 shares,  except that Vanguard V Venture Partners,  LLC ("VVVP"), the  general  partner of Vanguard V, may be deemed to have sole power to dispose of these shares,  and Gill, Myers and Higgerson,  the members of
                                              VVVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       889,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 452 44D 102                                             13 G                  Page 3 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for list of Managing Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard V Venture Partners, LLC ("VVVP")
                      Tax ID Number:    77-0445520
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        889,442 shares, all of which are directly owned by Vanguard V. VVVP, the
             BENEFICIALLY                     general  partner of Vanguard V, may be deemed to have sole power to vote
             OWNED BY EACH                    these shares.  Gill,  Myers and  Higgerson,  the members of VVVP, may be
               REPORTING                      deemed to have shared power to vote these shares.
                PERSON               -------- ------------------------------------------------------------------------
                 WITH                6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              889,442 shares, all of which are directly owned by Vanguard V. VVVP, the general  partner  of  Vanguard  V, may be deemed  to have sole  power to dispose of these shares. Gill, Myers and Higgerson, the members of VVVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       889,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 452 44D 102                                             13 G                  Page 4 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jack M. Gill ("Gill")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
             BENEFICIALLY            -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      889,442 shares, all of which are directly owned by Vanguard V. Gill is a
                PERSON                        member of VVVP, the general  partner of Vanguard V, and may be deemed to
                 WITH                         have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              889,442 shares, all of which are directly owned by Vanguard V. Gill is a member of VVVP, the general  partner of Vanguard V, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       889,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 452 44D 102                                             13 G                  Page 5 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Curtis K. Myers ("Myers")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0
             BENEFICIALLY            -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      889,442 shares,  all of which are directly owned by Vanguard V. Myers is
                PERSON                        a member of VVVP,  the general  partner of Vanguard V, and may be deemed
                 WITH                         to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              889,442 shares,  all of which are directly owned by Vanguard V. Myers is a member of VVVP,  the general  partner of Vanguard V, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       889,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45244D102                                               13 G                  Page 6 of 12 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0
             BENEFICIALLY            -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      889,442 shares, all of which are directly owned by Vanguard V. Higgerson
                PERSON                        is a member of VVVP,  the  general  partner  of  Vanguard  V, and may be
                 WITH                         deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              889,442 shares, all of which are directly owned by Vanguard V. Higgerson is a member of VVVP,  the  general  partner  of  Vanguard  V, and may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       889,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

------------------------------                     -----------------------------
CUSIP NO. 452 44D 102                 13 G               Page 7 of 12 Pages
------------------------------                     -----------------------------


ITEM 1(a).        NAME OF ISSUER:

                  ImageX.com, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  10800 NE 8th Street, Suite 200

                  Bellevue, WA 98004

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Vanguard V, L.P., a Delaware limited partnership ("Vanguard V"), Vanguard V Venture Partners, LLC, a Delaware limited liability company ("VVVP") and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford H. Higgerson ("Higgerson"), the members of VVVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  VVVP is the general partner of Vanguard V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard V. Gill, Myers and Higgerson are the members of VVVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VVVP.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Vanguard Venture Partners
                  525 University Avenue, Suite 600
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:

                  Vanguard V is a Delaware limited partnership. VVVP is a Delaware limited liability company. Gill, Myers and Higgerson are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  45244D 10 2

ITEM 3.           Not Applicable

------------------------------                     -----------------------------
CUSIP NO. 452 44D 102                 13 G               Page 8 of 12 Pages
------------------------------                     -----------------------------


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

ITEM 1.  (a)                        Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
Person.

ITEM 2.  (b)                        Percent of Class:

                                    See Row 11 of cover page for each  Reporting
Person.

ITEM 3.  (c)                        Number of shares as to which such person has:

                                            (i)      Sole power to vote or to direct the vote:
                                                     See Row 5 of cover page for each Reporting Person.
                                            (ii)     Shared power to vote or to direct the vote:
                                                     See Row 6 of cover page for each Reporting Person.
                                            (iii)    Sole power to dispose or to
                                                     direct the  disposition of:
                                                     See Row 7 of cover page for
                                                     each Reporting Person.
                                            (iv)     Shared power to dispose or to direct the disposition of:
                                                     See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership  agreement of Vanguard V and the limited liability company  agreement of VVVP, the general and limited  partners, as the case may be, of each of such  entities may be deemed to have the right to  receive  dividends  from,  or the  proceeds from,  the sale of  shares  of the  issuer  owned by each such entity of which they are a partner.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

------------------------------                     -----------------------------
CUSIP NO. 452 44D 102                 13 G               Page 9 of 12 Pages
------------------------------                     -----------------------------



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

------------------------------                     -----------------------------
CUSIP NO. 452 44D 102                 13 G              Page 10 of 12 Pages
------------------------------                     -----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001


                                        VANGUARD V, a Delaware Limited
                                        Partnership


                                        By:    /s/ Clifford H. Higgerson
                                               ---------------------------------
                                               Clifford H. Higgerson
                                               Authorized Signatory


                                        Vanguard V Venture Partners, a Delaware
                                        Limited Liability Corporation


                                        By:    /s/ Clifford H. Higgerson
                                               ---------------------------------
                                               Clifford H. Higgerson
                                               Authorized Signatory


                                        Jack M. Gill


                                        By:    /s/ Jack M. Gill
                                               ---------------------------------
                                               Jack M. Gill



                                        Curtis K. Myers


                                        By:    /s/ Curtis K. Myers
                                               ---------------------------------
                                               Curtis K. Myers


                                        Clifford H. Higgerson


                                        By:    /s/ Clifford H. Higgerson
                                               ---------------------------------
                                               Clifford H. Higgerson

------------------------------                     -----------------------------
CUSIP NO. 452 44D 102                 13 G               Page 11 of 12 Pages
------------------------------                     -----------------------------

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 12

                                    EXHIBIT A


                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ImageX.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 2001

February 12, 2001                           VANGUARD V, a Delaware Limited
                                            Partnership


                                            By:    /s/ Clifford H. Higgerson
                                                   -----------------------------
                                                   Clifford H. Higgerson
                                                   Authorized Signatory


February 12, 2001                           Vanguard V Venture
                                            Partners, a Delaware Limited
                                            Liability Corporation


                                            By:    /s/ Clifford H. Higgerson
                                                   -----------------------------
                                                   Clifford H. Higgerson
                                                   Authorized Signatory


February 12, 2001                           Jack M. Gill


                                            By:    /s/ Jack M. Gill
                                                   -----------------------------
                                                   Jack M. Gill



February 12, 2001                           Curtis K. Myers


                                            By:    /s/ Curtis K. Myers
                                                   -----------------------------
                                                   Curtis K. Myers


February 12, 2001                           Clifford H. Higgerson


                                            By:    /s/ Clifford H. Higgerson
                                                   -----------------------------
                                                   Clifford H. Higgerson